NEWS RELEASE

The Hartford Enters Into Reinsurance Agreement Covering Asbestos And Environmental Liability Reserves With National Indemnity Company

•	Agreement provides aggregate limit of up to $1.5 billion for adverse net loss reserve development on asbestos and environmental exposures

•	Reinsurance premium of $650 million will result in a fourth quarter 2016 charge to net income of $423 million, after-tax

•	The Hartford to retain control of claims handling for all exposures reinsured under this agreement

HARTFORD, Conn., Jan. 3, 2017 - The Hartford has entered into a definitive agreement effective Dec. 31, 2016 with National Indemnity Company (NICO), a subsidiary of Berkshire Hathaway Inc., for a $1.5 billion aggregate excess of loss reinsurance agreement covering certain of The Hartford’s asbestos and environmental liability exposures. The reinsurance premium for this agreement is $650 million.
The agreement covers potential adverse development on The Hartford’s existing asbestos and environmental reserves as of Dec. 31, 2016, excluding those held by the company’s U.K. Property and Casualty (P&C) run-off subsidiaries, which the company is under contract to sell and currently expects to close in first quarter 2017. The agreement provides up to $1.5 billion of reinsurance for adverse net loss reserve development above estimated net loss reserves of $1.7 billion as of Dec. 31, 2016. The Hartford will continue to handle claims, subject to certain conditions, and will retain the risk of recoveries under third-party reinsurance contracts for these exposures.
“Our asbestos and environmental exposures have generated adverse loss reserve development over time, creating uncertainty for investors and others about the ultimate cost of these policy liabilities, most of which were underwritten prior to 1985,” said Chief Financial Officer Beth Bombara. “The agreement announced today is consistent with our stated objective of evaluating options that had favorable economics, while taking into consideration our expertise in handling these complex claims. NICO is a very strong counterparty and this agreement reduces uncertainty about potential adverse development while allowing us to continue to handle both claims and reinsurance recoveries, which we believe will enable us to achieve the best possible resolution for these long-tail exposures.”
The agreement will be accounted for in The Hartford’s fourth quarter 2016 financial statements as a retroactive reinsurance agreement, resulting in a charge of approximately $423 million, after-tax, against fourth quarter 2016 net income, or a pro forma impact of $1.10 per share to Sept. 30, 2016 book value per diluted share of $48.30. The reinsurance premium is expected to have a slightly negative impact on 2017 P&C net investment income and does not affect the company’s expectation to execute its previously announced 2017 capital management plan including equity repurchases of $1.3 billion.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice at https://www.thehartford.com/legal-notice.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2015 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

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Media Contact:                Investor Contact:
Michelle Loxton                 Sabra Purtill
860-5470-7413                 860-547-8691
michelle.loxton@thehartford.com        sabra.purtill@thehartford.com